UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       AMIES,     BARRY     E.
       14198 TAMARACK DRIVE
       VERNON,     BC    V1B 2E1
     CANADA
2. Date of Event Requiring Statement (Month/Day/Year)
     SEPTEMBER 7, 1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       CAN-CAL RESOURCES, LTD.
       CCRE
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
       VICE PRESIDENT
6. If Amendment, Date of Original (Month/Day/Year)
    SEPTEMBER 16, 1999
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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    $.01 PAR VALUE COMMON STOCK            |145,035.5             |I (a)           |By Amies Holdings Ltd.                         |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
    N/A                 |N/A      |N/A      |N/A                    |NONE     |N/A       |N/A          |N/A                        |
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Explanation of Responses:
(a) Shares are held by a private corporation of which the Reporting Person is a 25% owner and president. The spouse of the Reporting Person owns 25% of the private corporation. Therefore, the Reporting Person has an indirect pecuniary interest in 50% of the issuer's shares held by the private corporation. Further, the Reporting
Person exercises investment control only over 50% of the issuer's shares held by the private corporation.
Disposition of the other 50% is controlled by two adult children not living at the home of the Reporting Person. The
Reporting Person disclaims beneficial ownership of the other 50% of the issuer's shares held by the private corporation.
SIGNATURE OF REPORTING PERSON
    /s/   BARRY E. AMIES
DATE
   JULY 26, 2000